Exhibit 99.1

                         Contango Reports Third Quarter
                        Earnings and Updates Operations



    HOUSTON--(BUSINESS WIRE)--May 9, 2005--Contango Oil & Gas Company (AMEX:MCF) reported a net loss attributable to common stock for the three months ended March 31, 2005 of $1.2 million, or $0.09 per basic and diluted share, compared to net income attributable to common stock for the three months ended March 31, 2004 of $1.2 million, or $0.11 per basic and diluted share. Natural gas and oil sales from continuing and discontinued operations for the three months ended March 31, 2005 were $1 million, down from $6.6 million for the three months ended March 31, 2004. The decrease in revenue was primarily the result of the sale of our south Texas natural gas and oil interests for $50 million, completed in December 2004. The $1 million of revenue for the current quarter reflects primarily production from new reserves and production from south Texas properties not included in the sale. EBITDAX was $0.6 million for the three months ended March 31, 2005, down from EBITDAX for the three months ended March 31, 2004 of $5.6 million.
    Net income attributable to common stock for the nine months ended March 31, 2005 was $13.4 million, or $1.02 per basic and diluted share, compared to net income attributable to common stock for the nine months ended March 31, 2004 of $8.2 million, or $0.83 per basic and diluted share. Natural gas and oil sales from continuing and discontinued operations for the nine months ended March 31, 2005 were $15.0 million, down from $20.8 million for the nine months ended March 31, 2004. EBITDAX was $27.4 million for the nine months ended March 31, 2005, up from EBITDAX for the nine months ended March 31, 2004 of $24.0 million.
    We currently have approximately $34.8 million in cash, cash equivalents, and short term investments and have no debt. We currently have production of approximately 2,100 Mcf/d. Based on current prices and production rates, the Company anticipates EBITDAX of approximately $200,000 per month, net of estimated on-going general and administrative expenses of $200,000 per month.
    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "As a result of the Company's increased liquidity stemming from our recent south Texas property sale, the Company is selectively increasing its risk exposure in certain onshore and offshore prospects. The Company will also for the first time operate two offshore prospects in the Gulf of Mexico through its wholly owned subsidiary, Contango Operators, Inc. Our estimated capital budget for exploration activities for the remainder of the calendar year 2005 is $21 million of which $12 million will be invested in just three prospects: our Fayetteville Shale acreage acquisition project in Arkansas at $4 million, and two offshore exploration prospects at $4 million each. While this shift in strategy greatly increases the potential loss to the Company from dry holes on these prospects, it may also significantly increase our potential profit should the wells be successful."
    Mr. Peak continued, "In the future, Contango expects to take working interests in additional prospects generated by its two partially owned subsidiaries, Republic Exploration and Contango Offshore Exploration. Contango will be offered these prospects under the same arms-length terms offered to industry participants. Some of these working interests may involve commitments by the Company of $5 million or more per prospect."


              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                        Three Months Ended        Nine Months Ended
                            March 31,                March 31,
                     ------------------------ ------------------------
                        2005         2004        2005         2004
                     ------------ ----------- ------------ -----------
REVENUES:
  Natural gas and
   oil sales          $1,031,081     $28,327   $3,036,677    $105,244
  Gain from hedging
   activities                  -           -            -      58,171
                     ------------ ----------- ------------ -----------
    Total revenues     1,031,081      28,327    3,036,677     163,415
                     ------------ ----------- ------------ -----------
EXPENSES:
  Operating expenses      82,106      51,547      335,079     102,576
  Exploration
   expenses            1,970,442   1,394,253    3,702,781   4,670,794
  Depreciation,
   depletion and
   amortization          322,550       6,202      942,172      21,002
  Impairment of
   natural gas and
   oil properties        124,537           -      236,537      42,995
  General and
   administrative
   expenses              620,738     662,898    2,520,262   1,808,478
                     ------------ ----------- ------------ -----------
    Total expenses     3,120,373   2,114,900    7,736,831   6,645,845
                     ------------ ----------- ------------ -----------

(LOSS) FROM
 CONTINUING
 OPERATIONS           (2,089,292) (2,086,573)  (4,700,154) (6,482,430)

Interest expense             (93)    (28,804)     (71,410)   (308,449)
Interest income          168,466      12,263      201,822      31,929
Gain on sale of
 marketable
 securities                    -           -            -     710,322
Gain (loss) on sale
 of assets and other     (12,346)     18,858      (99,166)  6,262,847
                     ------------ ----------- ------------ -----------
INCOME (LOSS) FROM
 CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES         (1,933,265) (2,084,256)  (4,668,908)    214,219
(Provision) benefit
 for income taxes        676,642     729,489    1,634,118      (7,761)
                     ------------ ----------- ------------ -----------

INCOME (LOSS) FROM
 CONTINUING
 OPERATIONS           (1,256,623) (1,354,767)  (3,034,790)    206,458
                     ------------ ----------- ------------ -----------
DISCONTINUED
 OPERATIONS
   Discontinued
    operations, net
    of income taxes      184,579   2,708,437   16,701,024   8,494,112
                     ------------ ----------- ------------ -----------

NET INCOME (LOSS)     (1,072,044)  1,353,670   13,666,234   8,700,570
Preferred stock
 dividends               105,000     173,333      315,000     500,000
                     ------------ ----------- ------------ -----------
NET INCOME (LOSS)
 ATTRIBUTABLE TO
 COMMON STOCK        $(1,177,044) $1,180,337  $13,351,234  $8,200,570
                     ============ =========== ============ ===========

NET INCOME (LOSS)
 PER SHARE:
  Basic
    Continuing
     operations           $(0.10)     $(0.13)      $(0.26)     $(0.03)
    Discontinued
     operations             0.01        0.24         1.28        0.86
                     ------------ ----------- ------------ -----------
    Total                 $(0.09)      $0.11        $1.02       $0.83
                     ============ =========== ============ ===========
  Diluted
    Continuing
     operations           $(0.10)     $(0.13)      $(0.26)     $(0.03)
    Discontinued
     operations             0.01        0.24         1.28        0.86
                     ------------ ----------- ------------ -----------
    Total                 $(0.09)      $0.11        $1.02       $0.83
                     ============ =========== ============ ===========

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING:
  Basic               13,108,196  11,145,896   13,030,251   9,927,796
                     ============ =========== ============ ===========
  Diluted             13,108,196  11,145,896   13,030,251   9,927,796
                     ============ =========== ============ ===========



The summarized financial results for discontinued operations for each of the periods ended March 31, are as follows:


 Operating Results:    Three Months Ended        Nine Months Ended
                            March 31,                March 31,
                    ------------------------ -------------------------
                       2005        2004         2005         2004
                    ----------- ------------ ------------ ------------
Revenues                    $-   $6,582,812  $11,951,278  $20,738,707
Operating expenses     254,609     (441,461)    (935,420)  (2,959,346)
Depreciation
 expenses                    -   (1,741,325)  (1,583,358)  (5,139,260)
Exploration
 expenses                    -     (343,246)     (26,911)    (554,703)
Gain on sale of
 discontinued
 operations             29,358      110,046   16,288,294      982,467
                    ----------- ------------ ------------ ------------
    Gain before
     income taxes     $283,967   $4,166,826  $25,693,883  $13,067,865
Provision for
 income taxes          (99,388)  (1,458,389)  (8,992,859)  (4,573,753)
                    ----------- ------------ ------------ ------------
Gain from
 discontinued
 operations, net of
 income taxes         $184,579   $2,708,437  $16,701,024   $8,494,112
                    =========== ============ ============ ============


Production, Prices, Operating Expenses, and Other


                                Three Months Ended  Nine Months Ended
                                    March 31,           March 31,
                               ------------------- ------------------
                                 2005      2004     2005      2004
                               ---------  -------- --------  --------
                               (Dollar amounts in  (Dollar amounts in
Production Data:                000s, except per    000s, except per
                                  Mcfe amounts)       Mcfe amounts)
Natural gas (million cubic
 feet)                              120     1,007    2,030     3,415
Oil and condensate (thousand
 barrels)                             5        20       44        78
Total (million cubic feet
 equivalent)                        150     1,127    2,294     3,883

Natural gas (thousand cubic
 feet per day)                    1,333    11,061    7,409    12,418
Oil and condensate (barrels
 per day)                            56       221      161       283
Total (thousand cubic feet
 equivalent per day)              1,669    12,387    8,375    14,116

Average sales price:
  Natural gas (per thousand
   cubic feet)                    $6.32     $5.90    $6.40     $5.41
  Oil and condensate (per
   barrel)                       $50.68    $33.44   $45.35    $30.57

Selected data per Mcfe:
  Production and severance
   taxes                         $(1.28)    $0.02   $(0.18)    $0.22
  Lease operating expenses        $0.15     $0.42    $0.74     $0.57
  General and administrative
   expenses                       $4.14     $0.59    $1.10     $0.47
  Depreciation, depletion and
   amortization of natural gas
   and oil properties             $2.06     $1.52    $1.07     $1.30

EBITDAX (1)                        $600    $5,584  $27,386   $23,987

(1) EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities, and sale of assets and other. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

A reconciliation of EBITDAX to loss from operations and operating results for discontinued operations for the periods indicated is presented below.

                               Three Months Ended  Nine Months Ended
                                    March 31,           March 31,
                               ------------------- ------------------
Reconciliation of EBITDAX:       2005      2004      2005     2004
                               --------- --------- --------- --------
                               (Dollar amounts in  (Dollar amounts in
                                      000s)               000s)
(Loss) from continuing
 operations                     $(2,089)  $(2,086)  $(4,700) $(6,482)
Exploration expenses              1,970     1,394     3,703    4,671
Depreciation, depletion and
 amortization                       323         6       942       21
Impairment of natural gas and
 oil properties                     124         -       236       43
Gain on sale of marketable
 securities                           -         -         -      710
Gain (loss) on sale of assets
 and other                          (12)       19       (99)   6,263
                               --------- --------- --------- --------
  EBITDAX from continuing
   operations                       316      (667)       82    5,226
Income from discontinued
 operations before taxes            284     4,167    25,694   13,068
Exploration expenses                  -       343        27      554
Depreciation, depletion and
 amortization                         -     1,741     1,583    5,139
                               --------- --------- --------- --------
  EBITDAX                          $600    $5,584   $27,386  $23,987
                               ========= ========= ========= ========

    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in Freeport LNG Development L.P.; a 32% interest in Contango Capital Partnership Management, LLC, and a 25% interest in the Contango Capital Partners Fund, L.P., which were formed to invest in the alternative energy venture capital market with a focus on environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.



    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com